EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL STEEL GROUP
COMPLETES PURCHASE
OF GEORGETOWN STEEL FACILITY ASSETS

RICHFIELD, Ohio, June 21, 2004 -- International Steel Group Inc. (NYSE: ISG) announced today that it has completed the acquisition of the assets of the Georgetown Steel Company facility in Georgetown, South Carolina, for a purchase price of $18 million in cash, plus assumed liabilities.

"We want to thank the Georgetown community, the County of Georgetown and the United Steelworkers of America for their support in completing this transaction," said Rodney B. Mott, ISG's President and Chief Executive Officer. "We are committed to restarting and operating this facility. It has the reputation in the steel rod industry of producing high quality steel rod and we intend on maintaining this reputation."

The Georgetown plant has the capability to produce high-quality wire rod products, which are used to make low carbon fine wire drawing, wire rope, tire cord, high-carbon machinery, and upholstery springs. The facility has annual steelmaking capacity of 1 million tons and rolling capacity of 800,000 tons, and also has the capacity to produce 500,000 tons annually of Direct Reduced Iron (DRI), a scrap substitute. Georgetown Steel filed for Chapter 11 bankruptcy protection in October 2003 and the plant has been idle since then.

"We have been looking to improve our product mix by broadening our offering of value-added products, and we are excited about entering the rod and wire market, which offers substantial growth opportunities for ISG," Mott added.

About International Steel Group Inc.
International Steel Group Inc. is the largest integrated steel producer in North America, based on steelmaking capacity. Not including the effect of the Georgetown acquisition, the Company has the capacity to cast approximately 21 million tons of steel products annually. It ships a variety of steel products from 12 major steel producing and finishing facilities in seven states, including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes serving the automotive, construction, pipe and tube, appliance, container and machinery markets. For additional information on ISG, visit www.intlsteel.com.

Forward-Looking Statements
Statements in this release that are not historical facts, including statements accompanied by words such as "will," "believe," "expect," "estimate," or similar terms, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. These statements contain time-sensitive information that reflects management's best analysis only as of the date of this release. ISG does not undertake any ongoing obligation, other than that imposed by law, to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Factors that may cause actual results and performance to differ materially from those in the forward-looking statements include, but are not limited to, negative overall economic conditions or conditions in the markets served; competition within the steel industry; actions by domestic and foreign competitors; changes in availability or cost of raw materials, energy or other supplies; labor issues affecting ISG's workforce or the steel industry generally; and ISG's ability to integrate acquisitions into the ISG operations. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in ISG's Annual Report on Form 10-K for the year ended December 31, 2003 and in ISG's other reports filed with the Securities and Exchange Commission.

Contact:	Brian Kurtz Vice President, Finance & Treasurer International Steel Group Inc. 330/659-9100

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